EXHIBIT 10.1

[Letterhead of CFO Systems, LLC]

July 2, 2013

Robert Ferguson, General Manager &

David Woestehoff, Board President

Heron Lake BioEnergy, LLC

91246 390th Avenue

Heron Lake, MN 56137

Dear Bob and Dave,

We appreciate the opportunity to present this proposal to serve Heron Lake BioEnergy, LLC (HLBE). Our team is looking forward to working again with you and the team at HLBE and we welcome the opportunity to assist you in reaching your goals.

If you agree with the project plan that follows and the terms of the project noted within, please sign and return a copy of this proposal. Either party may terminate this agreement upon 30-day written notification.

Please feel free to contact me immediately with any issues, concerns or questions. We appreciate the opportunity to work with you and HLBE.

Sincerely,	I agree to the project plan as outlined in this proposal and to the terms of the project as noted.

/s/ Brett Frevert
	Signature	/s/ Robert Ferguson
Brett Frevert		Robert Ferguson, General Manager
Managing Director
CFO Systems, LLC	Date:	July 8, 2013
402-884-0066 ext. 102
bfrevert @cfosystemsllc.com

About CFO Systems, LLC

CFO Systems provides financial leadership to middle-market entities throughout the United States. We serve our clients as interim and timeshare CFOs and controllers, providing the expertise and experience you need on your schedule.

We are a group of experienced accountants and CPAs — former controllers, CFOs, treasurers, audit directors and finance managers. Our projects typically last from six months to several years as our clients rely on us to lead them to the next level by providing quality financial and executive leadership. Our clients span the range of the manufacturing, construction, financial, medical, real estate, non-profit, renewable fuels, retail, and technology industries.

Yet, we are highly specialized. This is our primary service. We differ from other providers (typically CPA firms) in that we do NOT provide tax, audit, financial planning or other ancillary services. We DO work well with a range of CPA firms — local, regional and international. In fact, several firms now refer their clients to us to allow the CPA firm to maintain its independence.

The other critical aspect is our experience. We are experienced accountants and CPAs -former controllers, CFOs, audit directors and finance managers, serving a range of clients. All have been in corporate accounting within organizations of all sizes. All have held multiple positions in multiple companies, providing the best range of education and experience available in the profession. In short, we’ve “been there” — we have experience with growth challenges, business challenges and personnel challenges.

Advanced Expertise

Although many of our engagements continue for years, our model is simple — we provide the level, and quantity, of financial leadership you need.

We do not provide the traditional “consultant approach,” sending in a full team of our advisors. Instead, we rely on our ability to lead, train and develop your staff. We have learned that when provided with the leadership and the opportunity, quality staff in a middle-market company will enthusiastically embrace the opportunity to learn and advance.

Companies calling on CFO Systems enjoy the benefits of advanced expertise while limiting the cost and commitment of senior staff.

Engagement Team

Our team will primarily consist of Neal Greenberg with supporting staff as required. We will make our best effort to efficiently staff the engagement to provide the best value to your company.

Neal has worked with ethanol plants to design financial reports, complete SEC filings using XBRL and EDGAR, and improve financial modeling and forecasting. Resumes for Neal and other members of the CFO Systems, LLC team are available on the company’s web site at www.cfosystemsllc.com or may be provided upon request.

Engagement Scope and Outline

Our customary approach to this type of engagement is to develop a thorough understanding of your business model and to document the legal, financial and related components so that we are able to properly support you and the executive team.

The primary function of this engagement will be to serve HBLE in the role of CFO. Duties are to include those normally provided by the role of the CFO, which might consist of, providing oversight of the accounting department, participating in management meetings, coordinating budgets, audits, forecasting and any/all other duties, projects, responsibilities common to the CFO role. All work will be performed under the supervision of the General Manager.

During the initial start-up period we will immerse ourselves in all aspects of the financial infrastructure of the organization. Our mission is to understand the background and current stage of your organization so we are properly equipped to assist you in achieving both your short and long-term goals. Additional projects will be reviewed as they arise and our involvement determined at that point.

Fee Structure

In consideration of CFO Systems, LLC’s services, we will be paid as an independent contractor to HBLE as described below:

1)                                     Deposit — A deposit in the amount of $3,000 will begin the engagement. $1,500 of this deposit will be applied to the first invoice generated under this agreement. $1,500 will be applied within 90 days.

2)                                     Consulting Work — We typically charge an hourly rate of $175 for CFO time and $75 for supporting staff. In light of our previous relationship with HLBE and the estimated duration of this engagement, we agree to a discounted CFO rate of $150.

3)                                     Expenses — Any expenses incurred on behalf of your company by CFO Systems will be re-billed to the organization as incurred.

We will submit invoices on a bi-weekly basis for services provided, using actual time, at these rates. Much like the traditional payroll, payment is due within two weeks of receipt.